CALCULATION OF REGISTRATION FEE


Title of Each Class                    Maximum Aggregate        Amount of
of Securities Offered                    Offering Price     Registration Fee(1)
-------------------------------------------------------------------------------

Fixed Rate Senior Notes Due 2012        $1,746,465,000         $186,871.76
Floating Rate Senior Notes Due 2012     $1,250,000,000         $133,750.00
Fixed Rate Senior Notes Due 2026        $744,757,500           $79,689.05


-------------------
(1) Pursuant to Rule 457(p) under the Securities Act of 1933, filing fees of $2,652,225.08 have already been paid with respect to unsold securities that were previously registered pursuant to a Registration Statement on Form S-3 (No. 333-129243) filed by Morgan Stanley on October 25, 2005 and have been carried forward. The fee of $186,871.76 with respect to the $1,746,465,000 Fixed Rate Senior Notes Due 2012, the fee of $133,750.00 with respect to the $1,250,000,000 Floating Rate Senior Notes Due 2012 and the fee of $79,689.05 with respect to the $744,757,500 Fixed Rate Senior Notes Due 2026 sold pursuant to this registration statement is offset against those filing fees and $828,453.40 remains available for future registration fees. No additional fee has been paid with respect to this offering.


PROSPECTUS Dated January 25, 2006                  Pricing Supplement No. 90 to
PROSPECTUS SUPPLEMENT                     Registration Statement No. 333-131266
Dated January 25, 2006                                     Dated August 2, 2006
                                                                 Rule 424(b)(2)

                          MORGAN STANLEY [LOGO OMITTED]
                       GLOBAL MEDIUM-TERM NOTES, SERIES F
                        Fixed Rate Senior Notes Due 2012
                       Floating Rate Senior Notes Due 2012
                        Fixed Rate Senior Notes Due 2026

     We, Morgan Stanley, are offering the notes described below on a global basis. We may not redeem the Global Medium-Term Notes, Series F, Fixed Rate Senior Notes Due 2012 (the "2012 fixed rate notes") or the Global Medium-Term Notes, Series F, Floating Rate Notes Due 2012 (the "floating rate notes") prior to the maturity thereof. We may redeem some or all of the Global Medium-Term Notes, Series F, Fixed Rate Senior Notes Due 2026 (the "2026 fixed rate notes" and together with the 2012 fixed rate notes, the "fixed rate notes," and the fixed rate notes together with the floating rate notes, the "notes") at any time in accordance with the provisions described in the accompanying prospectus under the heading "Redemption and Repurchase of Debt Securities--Optional Make-whole Redemption of Debt Securities," as supplemented by the provisions below relating to the 2026 fixed rate notes.

     We will issue the notes only in registered form, which form is further described under "Description of Notes--Forms of Notes" in the accompanying prospectus supplement.

     We describe the basic features of the notes in the section of the accompanying prospectus supplement called "Description of Notes." In addition, we describe the basic features of the fixed rate notes in the section of the accompanying prospectus called "Description of Debt Securities--Fixed Rate Debt Securities" and we describe the basic features of the floating rate notes in the section of the accompanying prospectus called "Description of Debt Securities--Floating Rate Debt Securities," in each case subject to and as modified by the provisions described below.

                       Fixed Rate Notes                                         Floating Rate Notes
----------------------------------------------------------    --------------------------------------------------------
Principal Amount:          $1,750,000,000 for the 2012        Principal Amount:          $1,250,000,000
                           fixed rate notes                   Maturity Date:             January 9, 2012
                           $750,000,000 for the 2026          Settlement Date
                           fixed rate notes                     (Original Issue Date):   August 9, 2006
Maturity Date:             January 9, 2012 for the 2012       Interest Accrual Date:     August 9, 2006
                           fixed rate notes                   Issue Price:               100%
                           August 9, 2026 for the 2026        Specified Currency:        U.S. dollars
                           fixed rate notes                   Redemption Percentage
Settlement Date                                                 at Maturity:             100%
  (Original Issue Date):   August 9, 2006                     Base Rate:                 LIBOR Telerate
Interest Accrual Date:     August 9, 2006                     Spread (Plus or Minus):    0.25%
Issue Price:               99.798% for the 2012 fixed         Index Maturity:            Three months, except as
                           rate notes                                                    described under Initial Interest
                           99.301% for the 2026 fixed                                    Rate below
                           rate notes                         Index Currency:            U.S. dollars
                                                              (continued on the next page)
Specified Currency:        U.S. dollars
Redemption Percentage
  at Maturity:             100%

(continued on the next page)

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement and prospectus, as applicable.

                                 MORGAN STANLEY

                 Fixed Rate Notes (continued)                             Floating Rate Notes (continued)
----------------------------------------------------------    --------------------------------------------------------
Interest Rate:             5.625% per annum (calculated       Initial Interest Rate:     To be determined by the
                           on a 30/360 day count basis)                                  Calculation Agent on the
                           for the 2012 fixed rate notes                                 second London banking day
                           6.25% per annum (calculated                                   prior to the Original Issue
                           on a 30/360 day count basis)                                  Date, based on 2-month
                           for the 2026 fixed rate notes                                 LIBOR plus 0.25%
Interest Payment Dates:    Each January 9 and July 9,         Interest Payment Dates:    Each January 9, April 9,
                           commencing on January 9, 2007                                 July 9 and October 9,
                           for the 2012 fixed rate notes                                 commencing October 9, 2006
                           Each February 9 and August 9,      Interest Payment Period:   Quarterly
                           commencing February 9, 2007        Interest Reset Dates:      Each Interest Payment Date
                           for the 2026 fixed rate notes      Interest Reset Period:     Quarterly
Interest Payment Period:   Semi-annual                        Interest Determination
Minimum Denominations:     $100,000 and integral               Dates:                    The second London banking
                           multiples of $1,000 in excess                                 day prior to each Interest
                           thereof                                                       Reset Date
Business Days:             New York                           Reporting Service:         Telerate (Page 3750)
CUSIP:                     61746BCW4 for the 2012 fixed       Business Days:             New York
                           rate notes                         Calculation Agent:         JPMorgan Chase Bank, N.A.
                           61746BCY0 for the 2026 fixed                                  (formerly known as JPMorgan
                           rate notes                                                    Chase Bank)
ISIN:                      US61746BCW46 for the 2012          Minimum Denominations:     $100,000 and integral
                           fixed rate notes                                              multiples of $1,000 in
                           US61746BCY02 for the 2026                                     excess thereof
                           fixed rate notes                   CUSIP:                     61746BCX2
Other Provisions:          None for the 2012 fixed rate       ISIN:                      US61746BCX29
                           notes                              Other Provisions:          None
                           Optional make-whole
                           redemption for the 2026 fixed
                           rate notes (treasury spread:
                           plus 20 basis points)

----------------------------------------------------------    --------------------------------------------------------

Supplemental Information Concerning Plan of Distribution

     On August 2, 2006, we agreed to sell to the managers listed below, and they severally agreed to purchase, the principal amounts of notes set forth opposite their respective names below at a net price of 99.448% for the 2012 fixed rate notes, 99.65% for the floating rate notes and 98.426% for the 2026 fixed rate notes, each of which we refer to as the "purchase price" for that series of notes. The 2012 fixed rate notes purchase price equals the stated issue price of 99.798% less a combined management and underwriting commission of 0.35% of the principal amount of the 2012 fixed rate notes, the floating rate notes purchase price equals the stated issue price of 100% less a combined management and underwriting commission of 0.35% of the principal amount of the floating rate notes and the 2026 fixed rate notes purchase price equals the stated issue price of 99.301% less a combined management and underwriting commission of 0.875% of the principal amount of the 2026 fixed rate notes.

                                                     Principal Amount       Principal Amount       Principal Amount
                                                    of 2012 Fixed Rate      of Floating Rate      of 2026 Fixed Rate
Name                                                       Notes                 Notes                  Notes
----                                                -------------------     ------------------    ------------------
Morgan Stanley & Co. Incorporated..................      $1,489,250,000         $1,063,750,000          $638,250,000
Commerzbank Capital Markets Corp...................          35,000,000             25,000,000            15,000,000
ABN AMRO Incorporated..............................          17,500,000             12,500,000             7,500,000
Banca IMI..........................................          17,500,000             12,500,000             7,500,000
BMO Capital Markets Corp...........................          17,500,000             12,500,000             7,500,000
Calyon Securities (USA) Inc........................          17,500,000             12,500,000             7,500,000
Danske Markets Inc.................................          17,500,000             12,500,000             7,500,000
Fortis Securities LLC..............................          17,500,000             12,500,000             7,500,000
KeyBanc Capital Markets, a division of McDonald
    Investments Inc................................          17,500,000             12,500,000             7,500,000
Samuel A. Ramirez & Company, Inc...................          17,500,000             12,500,000             7,500,000
Santander Investment Securities Inc................          17,500,000             12,500,000             7,500,000
Scotia Capital (USA) Inc...........................          17,500,000             12,500,000             7,500,000
SunTrust Capital Markets, Inc......................          17,500,000             12,500,000             7,500,000
Wachovia Capital Markets, LLC......................          17,500,000             12,500,000             7,500,000
DZ Financial Markets LLC...........................          15,750,000             11,250,000             6,750,000
                                                    -------------------     ------------------    ------------------
Total..............................................      $1,750,000,000         $1,250,000,000          $750,000,000
                                                    ===================     ==================    ==================

      With respect to notes to be offered or sold in the United Kingdom, each manager agrees (1) that it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the "FSMA")) received by such manager in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us, and (2) that it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by such manager in relation to the notes in, from or otherwise involving the United Kingdom.

      Each manager agrees that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan including any corporation or other entity organized under the laws of Japan) or to others for the re-offering or re-sale, directly or indirectly, in Japan or to a resident of Japan except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law of Japan and other relevant laws and regulations of Japan.

      Furthermore, each manager agrees that it will not purchase, deliver, offer or sell the notes or possess or distribute offering material in relation to the notes in any jurisdiction if such purchase, delivery, offer or sale or the possession or distribution of such offering material would not be in compliance with any applicable law or regulation or if any consent, approval or permission is needed for such purchase, delivery, offer or sale or the possession or distribution by such manager or for or on behalf of us unless such consent, approval or permission has been previously obtained.

United States Federal Income Taxation

      The floating rate notes will be treated as variable rate debt instruments for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called "United States Federal Taxation--Tax Consequences to U.S. Holders- Notes- Floating Rate Notes."

      If you are a non-U.S. investor, please refer to the section of the accompanying prospectus supplement called "United States Federal Taxation- Tax Consequences to Non-U.S. Holders." Non-U.S. investors should also note that the discussion in the accompanying prospectus supplement does not address the tax consequences to non-U.S. investors for whom income or gain in respect of the notes is effectively connected with a trade or business in the United States. Such non-U.S. investors should consult their own tax advisors regarding the potential tax consequences of an investment in the notes.

      You are urged to consult your own tax advisors regarding all aspects of the U.S. federal tax consequences of investing in the notes, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.



                                      PS-3